Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-21143

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated October 14, 1998(the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series F set forth in the Base Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Base Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:         6.25% Subordinated Notes Due October 15, 2013 (the
                        "Notes").
Aggregate
  Principal Amount:     $25,000,000.00.

Price to Public:        100.00%.

Issue Date:             October 28, 1998.

Stated Maturity Date:   October 15, 2013.

Interest Rate:          6.25%.

Interest Payment Dates: Monthly, on the 15th Day of each month, Commencing in
                        November 1998, and at Stated Maturity.

Regular Record Dates:   The first day of the month in which the related Interest
                        Payment Date occurs.

Sinking Fund:            None.

Redemption:             The Notes are subject to redemption, in whole but not in
                        part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date on or after October 15, 2001, at a redemption price of 100% of the principal amount plus accrued and unpaid interest to the redemption date.

Purchaser:              Salomon Smith Barney.

Discount:               2.00%.

Minimum Denomination:   $1,000.

CUSIP Number:           17303 MJA 8.